EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
For use by Domestic Profit Corporations
(Please read information and instructions on the last page)

Pursuant to the provisions of Act 284, Public Acts of 1972 the undersigned corporation executes the following Articles:

1.     The present name of the corporation is:  ITC Holdings Corp.
2.     The identification number assigned by the Bureau is:  405-95C.
3.     All former names of the corporation are:  None.
4.     The date of filing of the original Articles of Incorporation was:  November 8, 2002.

The following Amended and Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I
Name

The name of the corporation is:  ITC Holdings Corp.

ARTICLE II
Purpose

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan, as amended (the “MBCA”).

ARTICLE III
Capital Stock

Section 1.  Authorized Shares.  The total authorized shares of the corporation consists of 110,000,000 shares, 100,000,000 of which shall be Common Stock, with no par value (the “Common Stock”) and 10,000,000 of which shall be Preferred Stock, with no par value (the “Preferred Stock”).

Section 2.  Common Stock.  All holders of Common Stock shall have equal rights, preferences and limitations, including equal voting rights, and each holder of Common Stock is entitled to one vote per share, in each case subject to Article VIII.

Section 3.  Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated.  The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix, by resolution, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including but without limiting the generality of the foregoing, the following:

(a)           The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series;

(b)           The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or on any other series of the same or other class or classes of capital stock of the corporation and whether such dividends shall be cumulative or noncumulative;

(c)           The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the corporation, and the terms and conditions of such conversion or exchange;

(d)           Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(e)           The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation or in the event of any merger or consolidation of or sale of assets by the corporation;

(f)            The terms of any sinking fund or redemption or repurchase or purchase account, if any, to be provided for shares of such series of Preferred Stock;

(g)           The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

(h)           Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

ARTICLE IV
Registered Office and Resident Agent

The address and mailing address of the registered office is 30600 Telegraph Road, Bingham Farms, Michigan 48025.  The name of the resident agent is The Corporation Company.

ARTICLE V
Limitation of Director Liability; Indemnification

No director of the corporation shall be personally liable to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, except liability for any of the following:  (1) the amount of a financial benefit received by a director to which he or she is not entitled; (2) intentional infliction of harm on the corporation or its shareholders; (3) a violation of §551 of the MBCA, the Michigan Compiled Laws Annotated 450.1551, Michigan Statutes Annotated 21.200(551); or (4) an intentional violation of criminal law.  If the MBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be limited to the fullest extent permitted by the MBCA as so amended.  No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

To the maximum extent permitted by the MBCA, the corporation shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, formal or informal, including any appeal, by reason of the fact that the person is or was a director or officer of the corporation, or, while serving as a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, member, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to employee benefit plans or public service or charitable organizations, against expenses (including actual and reasonable attorney fees and disbursements), liabilities, judgments, penalties, fines, excise taxes, and amounts paid in settlement actually and incurred by him or her in connection with such action, suit, or proceeding.  Indemnification may continue as to a person who has ceased to be a director, officer, employee or agent of the corporation and may inure to the benefit of such person’s heirs, executors and administrators.  The corporation, by provisions in its bylaws or by agreement, may grant to any current or former director, officer, employee or agent of the corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the corporation, indemnification to the fullest extent permitted by the MBCA.  Any right to indemnification conferred as permitted by this Article V shall not be deemed exclusive of any other right which any person may have or hereafter acquire under any statute (including the MBCA), any other provision of these Articles, any provision of the bylaws, any agreement, any vote of shareholders or the Board of Directors or otherwise.

ARTICLE VI
Compromise, Arrangement, or Plan of Reorganization

When a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the State of Michigan may, on the application of this corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, order a meeting of the creditors or class of creditors, or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs.

If a majority in number, representing three-fourths (3/4) in value of the creditors or class of creditors, or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, agrees to any compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, as the case may be, and also on this corporation.

ARTICLE VII
Corporate Action Without Meeting of Shareholders

At any time that International Transmission Holdings Limited Partnership (or its affiliates or limited partners (or their respective affiliates)) beneficially owns at least 35 percent of the outstanding Common Stock of the corporation, any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.  The written consents shall bear the date of signature of each shareholder who signs the consent.  No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation.  Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders.  Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.  An electronic transmission consenting to an action must comply with Section 407(3) of the MBCA.

For the avoidance of doubt, this Article VII shall cease to apply at any time that International Transmission Holdings Limited Partnership (or its affiliates or limited partners (or their respective affiliates)) fails to beneficially own at least 35 percent of the outstanding Common Stock of the corporation.

ARTICLE VIII
Market Participant Restrictions

The following provisions are included for the purpose of ensuring that the corporation and the corporation’s subsidiary International Transmission Company (“ITC”) each remain independent of Market Participants (as defined below), consistent with the applicable rules, regulations, decisions and orders of the Federal Energy Regulatory Commission (or any successor agency) (the “FERC”) under the Federal Power Act of 1935 (the “Federal Power Act”):

(a)  Definitions.

(1)  “Market Participant” shall have the same meaning as that term has under 18 C.F.R. § 35.34(b)(2) of the FERC’s regulations (or any successor regulation) and other applicable rules, regulations, decisions and orders of the FERC under the Federal Power Act (modified as necessary to apply to an independent transmission company that is a member of a Regional Transmission Organization (as defined in 18 C.F.R. § 35.34(b)(1)), such as ITC), including without limitation: (i) any person or entity that, either directly or through an affiliate (for purposes of this definition, as defined in 18 C.F.R. § 35.34(b)(3)), sells or brokers electric energy, or provides ancillary services to ITC or to the Regional Transmission Organization to which the corporation or its subsidiaries belong, unless the FERC shall have found that such person or entity does not have economic or commercial interests that would be significantly affected by ITC’s or such Regional Transmission Organization’s actions or decisions or (ii) any other person or entity that the FERC shall have found to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITC or of any Regional Transmission Organization to which the corporation or its subsidiaries belong.

(2)  “Beneficially owned” shall have the same meaning as that term has under

Regulation 13D-G (or any successor regulation) (“Regulation 13D-G”) promulgated by the Securities and Exchange Commission (or any successor agency) (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(3)  “Volume Weighted Average Price” means (i) the sum of (x) the number of shares of a class or series of capital stock of the corporation subject to each purchase or sale transaction on the U.S. securities exchange or automated inter-dealer quotation system on which shares of such class or series are primarily traded or quoted on a trading day, (y) multiplied by the price of the shares subject to each such purchase or sale transaction, (ii) divided by the total number of shares of such class or series of capital stock subject to purchase and sale transactions occurring on such exchange or system on such trading day.

(4)  “trading day” means:

(i)  if the class or series of capital stock is listed or admitted for trading on the New York Stock Exchange, a day on which the New York Stock Exchange is open for business;

(ii)  if the class or series of capital stock is not listed on the New York Stock Exchange, a day on which trades may be made on the Nasdaq National Market; or

(iii)  if the class or series of capital stock is not listed on the New York Stock Exchange and not quoted on the Nasdaq National Market, a day on which the principal U.S. securities exchange on which the class or series of capital stock is listed is open for business.

(b)  (1) For purposes of this Article VIII, any determination by the Board of Directors, acting in good faith, (x) that shares of capital stock of the corporation are beneficially owned by a Market Participant, including, in any case, as a member of a “group” (as such term is used in Rule 13d-5 of Regulation 13D-G) or (y) that any person or entity is a member of a group including a Market Participant shall be made solely based on (i) the number of shares of capital stock reported to be beneficially owned by such Market Participant and group members and (ii) the identification of persons or entities as group members of such Market Participant, in each case, as reported as of the date of such determination (A) in filings of such person or entity made with the SEC under Regulation 13D-G, (B) in a declaration provided pursuant to clause (h) of this Article VIII or (C) on the stock transfer books of the corporation.

(2)  A determination by the Board of Directors, acting in good faith, that any person, entity and/or group member is a Market Participant may be based upon a bona fide declaration provided pursuant to clause (h) of this Article VIII.  Except as otherwise provided in clause (h), no person or entity shall be deemed to be a Market Participant unless it has been determined by the Board of Directors to be a Market Participant.

(3)  Any determination made by the Board of Directors under this Article VIII shall be binding upon all shareholders of the corporation.

(c)           The corporation shall not issue any shares of capital stock of the corporation or record any transfer of shares of capital stock on the books and records of the corporation if such issuance or transfer would cause any Market Participant, either individually or in the aggregate with its group members, to beneficially own shares constituting five percent or more of the total number of shares of any class or series of capital stock of the corporation outstanding at the time of such issuance or transfer; provided, however, that this clause (c) shall not restrict the corporation from issuing shares of capital stock of the corporation, or recording any transfer of shares of capital stock of the corporation (whether in connection with a primary issuance of shares or a secondary sale by an existing shareholder of the corporation) on the books and records of the corporation, to an investment banking institution, in its capacity as an underwriter or initial purchaser of a public offering or private placement, respectively, of shares of capital stock of the corporation so long as such offering or placement has been approved by the Board of Directors.

(d)           Without limiting the generality of the foregoing and notwithstanding any other provision of these Articles to the contrary, no Market Participant, or any group member of a Market Participant, shall be entitled to vote or give consent in respect of, or direct or control the vote or giving of consent in respect of, shares that such Market Participant, together with its group members, has the right to vote equal to or in excess of five percent of (i) the total number of shares of any class or series of capital stock of the corporation outstanding and entitled to vote or give consent at any time and from time to time, or (ii) the total voting power of all shares of any class or series of capital stock of the corporation outstanding and entitled to vote at any time and from time to time.  Any shares which, pursuant to this clause (d), are not entitled to be voted shall be deemed not to be outstanding when determining the shares entitled to vote on any matter or the presence of a quorum.

(e)           Subject to clause (i) of this Article VIII, without limiting the generality of the foregoing and notwithstanding any other provision of these Articles to the contrary, but subject to applicable law, to the extent any Market Participant, together with its group members, acquires beneficial ownership of shares constituting five percent or more of the total number of shares of any class or series of capital stock of the corporation outstanding at any time, then the corporation (or any of its subsidiaries) shall have the right, exercisable at the sole discretion of the Board of Directors, to redeem (and in the case of any subsidiary of the corporation, the right to repurchase) any shares of capital stock of the corporation beneficially owned by such Market Participant or its group members so that, after giving effect to such redemption, such Market Participant, together with its group members, shall cease to beneficially own five percent or more of any class or series of capital stock of the corporation outstanding, after giving effect to such redemption.

The terms, conditions and procedures of any redemption pursuant to clause (e) of this Article VIII shall be as follows:

(1)           the redemption price of the shares of capital stock to be redeemed pursuant to this Article VIII shall be equal to the fair market value of such shares, as determined by the Board of Directors in good faith; provided, however, that the fair market value of any shares of capital stock of a class or series that are listed on a U.S. securities exchange or quoted on an automated inter-dealer quotation system shall be equal to the lesser of (x) the Volume Weighted Average Price of such class or series for the 10 trading days immediately prior to the date on which a Redemption Notice (as defined in clause (3) below) is given by the corporation and (y) the Volume Weighted Average Price of such class or series for the 10 trading days immediately prior to the Redemption Date (as defined in clause (3) below), in each case as determined by the Board of Directors in good faith);

(2)           if less than all of the shares of capital stock of the corporation that are redeemable under this clause (e) are to be redeemed, then the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable or in the best interests of the corporation’s shareholders;

(3)           at least 45 days’ prior written notice of the redemption, which notice shall specify the Volume Weighted Average Price referred to in clause (1)(x) above and the date of redemption (the “Redemption Date”), shall be given by the corporation to the holder(s) of record of the shares of capital stock to be redeemed (the “Redemption Notice”) (unless such 45-day period and/or notice shall be waived in writing by any such holder);

(4)           any shares of capital stock of the corporation which are the subject of the Redemption Notice shall cease to be redeemable if, prior to the fifth day before the Redemption Date, (A) the person or entity beneficially owning such shares on the date on which the Redemption Notice is given shall cease to beneficially own such shares and deliver written notice to the Secretary of the corporation to such effect, together with supporting documentation reasonably satisfactory to the Secretary or (B) the Board of Directors determines that such person or entity is not a Market Participant in accordance with the provisions of clause (b)(1) of this Article VIII;

(5)           without limiting any of the rights or remedies set forth in this Article VIII, from and after the Redemption Date, all shares redeemed on such date shall cease to be regarded as outstanding and any and all rights of the holder(s) in respect of such shares or attaching to such shares of whatever nature (including any rights to vote or participate in dividends declared on capital stock of the same class or series as such shares, excepting only payment of dividends declared prior to the Redemption Date for which the record date precedes the Redemption Date) shall cease and terminate, and the holder(s) thereof thereafter shall be entitled only to receive the cash or securities payable upon redemption; and

(6)           such other terms and conditions as the Board of Directors shall determine.

(f)            The Board of Directors and the officers of the corporation shall have all powers necessary to implement the provisions of this Article VIII.

(g)           Each certificate representing shares of any class or series of capital stock of the corporation shall bear a legend substantially in the form set forth below, except as otherwise determined by the Board of Directors:

The corporation’s Amended and Restated Articles of Incorporation, as the same may be amended from time to time (the “Articles”), impose certain restrictions on the transfer, beneficial ownership and voting of the shares of capital stock represented by this certificate under certain circumstances if the holder or “beneficial owner” (as defined in the Articles) of the shares represented hereby (or, in the case of a transfer, by such holder’s transferee) is a “Market Participant” (as defined in the Articles) or member of a “group” (as defined in the Articles) with a Market Participant.  The Articles also permit the corporation’s board of directors to redeem the shares of capital stock beneficially owned by a Market Participant or member of a group with a Market Participant under certain circumstances.  At no charge, any holder of any class or series of capital stock of the corporation may receive a written statement of the restrictions imposed by the Articles.

(h)           If (i) any person or entity, together with its group members, shall have acquired beneficial ownership of five percent or more of any class or series of capital stock of the corporation and shall have made a filing with the SEC under Regulation 13D-G in respect of such beneficial ownership or (ii) any person or entity (other than a depositary institution or broker-dealer who is not a “beneficial owner” for purposes of Regulation 13D-G) is a record holder of five percent or more of any class or series of capital stock of the corporation, then such person or entity shall be entitled to deliver or, upon the written request from time to time by the Secretary of the corporation, shall promptly (and in no event later than 10 days thereafter) deliver, a written declaration to the Secretary of the corporation, which declaration (A) shall specify the number of shares of capital stock beneficially owned by such person or entity, together with its group members (including the name of the record holder of all such shares), and (B) include either (1) a certification by such person or entity that neither it, nor any of its group members, is a Market Participant or (2) a certified list of all such person’s or entity’s (together with all of its group members’) activities and investments related to the sale, marketing, trading, brokering or distribution of electric energy, or the provision of ancillary services to ITC or to the Regional Transmission Organization to which the corporation or its subsidiaries belong.  If the Secretary of the corporation shall deliver such a written request to a person or entity referred to in clauses (i) or (ii) above and such person or entity does not deliver a declaration to the corporation in accordance with this clause (h) within such 10-day period, such person or entity shall be deemed to be a Market Participant for purposes of this Article VIII, unless such person or entity subsequently delivers a declaration in accordance with this clause (h) and the Board of Directors subsequently makes a determination in accordance with clause (a)(1) of this Article VIII that such person or entity is not a Market Participant.  In making any determination under this Article VIII, the Board of Directors shall be entitled to treat any statements set forth in a declaration delivered under this clause (h) to be prima facie evidence of the information set forth in such declaration.

(i)            Nothing contained in these Articles shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other U.S. securities exchange or automated inter-dealer quotation system on which shares of capital stock may be listed or quoted from time to time.  The shares of capital stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VIII after any such settlement.  The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.

ARTICLE IX
Applicability of Chapter 7A

The corporation expressly elects not to be governed by Chapter 7A of the MBCA.

ARTICLE X
Amendments

The corporation reserves the right to adopt, repeal, alter or amend any provision of these Articles in the manner now or hereafter prescribed by the MBCA and all rights, preferences and privileges conferred on shareholders, directors, officers, employees, agents and other persons in these Articles, if any, are granted subject to this reservation (subject to the last sentence of Article V).

ADOPTION OF AMENDED AND RESTATED ARTICLES

These Amended and Restated Articles of Incorporation were duly adopted on the 27th day of May, 2005 in accordance with the provisions of Sections 611(3), 641(4) and 784(1)(b) of the MBCA and were duly adopted by the written consent of the shareholders entitled to vote in accordance with section 407(1) of the MBCA.  Written notice has been given to non-consenting shareholders as required by Section 407(1) of the MBCA.

Signed this 13th day of June, 2005

By	/s/ Joseph L. Welch
(Signature of an authorized officer or agent)

	Joseph L. Welch	President & CEO
	(Type or Print Name)	(Type or Print Title)

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
ITC HOLDINGS CORP.
(A Domestic Profit Corporation)
Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate of Amendment:
1.    The present name of the corporation is:
ITC Holdings Corp.

2.	The identification number assigned by the Bureau is 40595C.

3.	Article III, Section 1 of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:
ARTICLE III
Section 1. Authorized Shares. The total authorized shares of the corporation consists of 310,000,000 shares, 300,000,000 of which shall be Common Stock, with no par value (the “Common Stock”) and 10,000,000 of which shall be Preferred Stock, with no par value (the “Preferred Stock”).
* * * * * * * * * * * * * * * * * * * * *

The foregoing amendment to the Amended and Restated Articles of Incorporation proposed by the board was duly adopted on April 16, 2013 by the shareholders at a meeting in accordance with Section 611(3) of the Michigan Business Corporation Act.

Signed this 10th day of January, 2014.

By:        /s/ Daniel J. Oginsky
Name:    Daniel J. Oginsky
Title:    Senior Vice President and General Counsel